Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 27, 2023 and each included in this Post-Effective Amendment No. 9 to the Registration Statement (Form N-1A, File No. 333-220096) of PFM Multi-Manager Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 28, 2022 with respect to the financial statements and financial highlights of the PFM Multi-Manager Domestic Equity Fund, PFM Multi-Manager International Equity Fund and PFM Multi-Manager Fixed-Income Fund (three of the funds constituting PFM Multi-Manager Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 27, 2023